PS BUSINESS PARKS, INC.
           Exhibit 11: Statement re: Computation of Earnings per Share

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

                                                                 For the Three Months Ended
                                                                          March 31,
                                                                 --------------------------
Basic and Diluted Earnings Per Share:                                1999            1998
                                                                 ----------      ----------

Net income and net income  allocable  to common  shareholders
   (same for Basic and Diluted computations)                     $9,442,000      $4,330,000
                                                                 ==========      ==========
Weighted average common shares outstanding:

   Basic weighted average common shares outstanding.....         23,637,000      11,314,000
   Net effect of dilutive  stock  options - based on treasury
     stock method using average market price............             68,000          43,000
                                                                 ----------      ----------

   Diluted weighted average common shares outstanding...         23,705,000      11,357,000
                                                                 ==========      ==========
Basic earnings per common share.........................         $     0.40      $     0.38
                                                                 ==========      ==========
Diluted earnings per common share.......................         $     0.40      $     0.38
                                                                 ==========      ==========
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                                   Exhibit 11